Exhibit 99.2

TIMIOS HOLDING CORP. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 8, 2021 (“Closing Date”), Ideanomics Inc. (“Ideanomics” or the “Company”) completed the acquisition of Timios Holding Corp. (the “Target” or, together with its subsidiaries, “Timios”), a title and settlement company.

In connection with the completion of the acquisition, the Company paid aggregate cash of approximately $46 million, which is subject to adjustment for up to 90 days following the closing date based on a comparison of Timios’s actual working capital and other amounts at closing against pre-closing estimates. The following unaudited pro forma condensed combined balance sheet of the Company as of December 31, 2020 and the unaudited pro forma condensed combined statements of operations of the Company for the year ended December 31, 2020 are based on the historical consolidated financial statements of the Company and Timios using the acquisition method of accounting.

The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the acquisition as if it had occurred on December 31, 2020 and includes all adjustments necessary to reflect the application of the acquisition accounting to the transaction. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 give effect to the acquisition as if it had occurred on January 1, 2020 and include all adjustments necessary to reflect the accounting for the transaction.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of the Company.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisition, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted an analysis to assist management of the Company in determining the fair value of the assets acquired and liabilities assumed. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

On May 20, 2020, the Securities and Exchange Commission adopted Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, that updated certain presentation requirements for pro forma financial information. The amended guidance is effective January 1, 2021. The Company has adopted the new guidance when preparing the unaudited pro forma condensed combined financial statements as the closing date of the acquisition was determined to be January 8, 2021. The historical financial information has been adjusted to give effect to the application of acquisition accounting to the transaction. The unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Ideanomics management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

•	The accompanying notes to the unaudited pro forma condensed combined financial statements;

•	The Company’s historical audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;

•	The Current Report on Form 8-K/A of the Company to which these unaudited pro forma condensed combined financial statements are attached as an exhibit; and

•	Timios’s audited consolidated financial statements and notes thereto for the year ended December 31, 2020, included in Exhibit 99.1 to the Current Report on Form 8-K/A of the Company.

IDEANOMICS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

	Ideanomics Historical	Timios Historical	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$165,764	$7,197	$(46,549)	A	$126,315
			(97)	B
Accounts receivable, net	7,400	158	—		7,558
Prepaid expenses	2,629	605	—		3,234
Amount due from related parties	240	—	—		240
Other current assets	3,726	—	—		3,726
Total current assets	179,759	7,959	(46,646)		141,072
Property and equipment, net	330	428	—		758
Fintech village	7,250	—	—		7,250
Intangible assets, net	29,705	520	21,960	C	52,185

Goodwill	1,165	1,840	(1,840)	D	27,507
			26,342	E
Long term investments	8,570	—	—		8,570
Operating lease right-of-use assets	7,117	—	1,643	F	8,760
Other non-current assets	516	551	—		1,067
Total assets	$234,412	$11,297	$1,459		$247,168

Liabilities, Convertible Redeemable Preferred Stock, Redeemable Non-Controlling Interest and Equity
Current liabilities:
Accounts payable	$5,057	$2,416	$167	G	$7,639
Deferred revenue	1,129	—	—		1,129
Accrued salaries	1,750	3,069	—		4,819
Amount due to related parties	882	—	—		882
Other current liabilities	1,920	11	—		1,931
Current portion of operating leases liabilities	430	—	352	F	782
Current contingent consideration	1,325	—	—		1,325
Promissory note – short term	568	—	—		568
Total current liabilities	13,061	5,495	586		19,076
Asset retirement obligations	4,653	—			4,653
Operating lease liability - long term	6,759	—	1,294	F	8,053
Non-current contingent liabilities	7,635	—			7,635
Other long - term liabilities	535	—	5,715	H	6,250
Total liabilities	32,643	5,495	7,528		45,666

Convertible redeemable preferred stock	1,262	—	—		1,262
Redeemable non-controlling interest	7,485	—	—		7,485
Equity
Common stock	345	—	—		345
Additional paid-in capital	531,866	76,565	(76,565)	I	531,866
Accumulated deficit	(346,883)	(70,763)	70,763	J	(347,150)
			(268)	K
Accumulated other comprehensive loss	1,256	—	—		1,256
Total shareholders’ equity	186,584	5,802	(6,069)		186,317
Non-controlling interest	6,438	—	—		6,438
Total equity	193,022	5,802	(6,069)		192,755
Total liabilities, convertible redeemable preferred stock, redeemable non-controlling interest and equity	$234,412	$11,297	$1,429		$247,168

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

IDEANOMICS INC

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except per share amounts)

	Ideanomics Historical	Timios Reclassified Note 4	Transaction Accounting Adjustments	Note 5	Pro Forma Combined
Revenues:
Total revenue	$26,759	$80,145	$—		$106,904
Cost of revenues:
Total cost of revenue	24,702	52,986	—		77,688
Gross profit	2,057	27,158	—		29,215
Operating expenses:
Selling, general and administrative expenses	32,399	14,824	264	AA	47,486
Research and development	1,635	—	—		1,635
Professional fees	12,541	518	—		13,059
Impairment losses	42,554	—	—		42,554
Change in fair value of contingent consideration, net	(5,503)	—	—		(5,503)
Depreciation and amortization	5,310	258	1,883	BB	7,548
			98	CC
Total operating expenses	88,936	15,600	2,244		106,780

Income (loss) from operations	(86,879)	11,559	(2,244)		(77,564)
Interest and other income (expense):
Interest expense, net	(15,970)	14	—		(15,956)
Gain on extinguishment of debt	8,891	—	—		8,891
Impairment of and equity in loss of equity method investees	(16,698)	—	—		(16,698)
Loss on disposal of subsidiaries, net	276	—	—		276
Expense due to conversion of notes	(2,266)	—	—		(2,266)
Other income (expense)	6,603	(79)	—		6,524
Income (loss) before income taxes and non-controlling interests	(106,043)	11,493	(2,244)		(96,794)
Income tax (expense) benefit	—	(2,533)	583	DD	(1,949)
Net income (loss)	(106,043)	8,961	(1,661)		(98,743)
Deemed dividend related to warrant repricing	(184)	—	—		(184)
Net income (loss) attributable to common shareholders	(106,227)	8,961	(1,661)		(98,743)
Net (income) loss attributable to non-controlling interests	7,827	—	—		7,827
Net income (loss) attributable to shareholders	$(98,400)	$8,961	$(1,661)		$(91,100)

Basic and diluted loss per share	$(0.46)				$(0.43)
Weighted-average number of shares outstanding:
Basic and Diluted	213,490,535				213,490,535

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

IDEANOMICS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition and Basis of Presentation

On January 8, 2021, the Company acquired Timios through by acquiring 100% of the outstanding capital stock of Timios Holding Corp. (the “Acquisition”) subject to the terms set forth in the Agreement. In connection with the Acquisition, approximately $46.6 million was paid in cash (subject to adjustments for Timios’s working capital). Out of the total payment, $5.1 million of the cash payment was paid to an escrow agent and shall be held in escrow until the one-year anniversary of the closing, when subject to standard indemnification clauses shall be paid to the seller.

The unaudited pro forma condensed combined financial statements have been prepared based on the Company’s and Timios’s historical financial information, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on January 1, 2020 for the purposes of the condensed combined statements of operations, and as of December 31, 2020 for purposes of the condensed combined balance sheet. In addition, certain items have been reclassified from Timios’s historical financial statements to align them with the Company’s financial statement presentation and accounting policies. Timios prepares its consolidated financial statements in accordance with U.S. generally accepted accounting principles.

The Company accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations. The preliminary fair value of purchase consideration for the acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and may change when the final valuation of the assets acquired and liabilities assumed is determined. These preliminary fair value adjustments and any others transaction related adjustments have been reflected as Transaction Adjustments in Note 4 below.

The Company did not identify any Autonomous Adjustments or Management Adjustments as those terms are defined by the Securities and Exchange Commission adopted Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses.

Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020. The Company performed a preliminary review of Timios’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information. The Company identified differences in the timing of the adoption of Accounting Standards Codification Topic 842, Leases (“ASC 842”), as discussed below, and certain amounts that have been reclassified to conform to the Company’s financial statement presentation, as described below. At this time, the Company is not aware of any other differences that would have a material effect on the unaudited pro forma condensed combined financial information, including any differences in the timing of adoption of new accounting standards. However, the Company will continue to perform its detailed review of Timios’s accounting policies and, upon completion of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

The Company adopted ASC 842 on January 1, 2019, whereas Timios, as a private company, had not adopted ASC 842 as of the closing date of the transaction. Based on a preliminary assessment, the primary impact of adopting the new standard relates to the recognition of operating lease right-of-use assets of $1.6 million and operating lease liabilities of $1.6 million as of December 31, 2020. The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the adoption of ASC 842 as well as the application of purchase accounting to the acquired leases, as further described in Note 4 herein.

2. Preliminary Purchase Consideration

The total estimated preliminary purchase consideration as of January 8, 2021 (the Closing Date) is $46.6 million paid in cash. Of this amount, approximately $6.6 million related to cash on hand at closing.

Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts recorded may differ materially from the amounts used in the pro forma condensed combined financial statements.

3. Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Timios are recorded at their acquisition date fair values and added to those of Ideanomics. The transaction adjustments are preliminary and have been prepared based on preliminary estimates of the purchase consideration and fair values of assets acquired and liabilities assumed, and the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Timios based on Timios’s December 31, 2020 balance sheet, with the excess recorded as goodwill (in thousands).

Total consideration to be allocated	$46,549
Less: Estimated fair value of assets acquired
Current assets, including cash	(8,015)
Property and equipment	(428)
Intangible assets	(22,480)
Other assets	(494)
Plus: Estimated fair value of assumed liabilities
Current liabilities	5,495
Other liabilities	5,715
Goodwill	$26,342

4. Reclassifications

Certain amounts in the historical consolidated financial statements of Timios have been reclassified within the “Timios Historical” column in the unaudited pro forma condensed combined financial information so that Timios’s historical financial statements conform with the Company’s financial statement presentation. These reclassifications have no effect on previously reported total assets, total liabilities, and stockholders’ equity, or net income of Timios. The table below summarizes the reclassifications made:

For the year ended December 31, 2020:

	Timios Historical	Reclassification	Note 4	Timios Historical Reclassified
Per Ideanomics’ Statement of Operations
Total cost of revenue	$-	$52,986	A	$52,986

Selling, general and administrative expenses	-	14,824	B	14,824
Professional fees	-	518	C	518
Depreciation and amortization	-	258	D	258
Total operating expenses	$-	$15,600		$15,600

Per Timios’ Statement of Operations
Agent expenses	$32,586	$(32,586)	A	$-
Personnel costs	30,162	(30,162)	A, B	-
Other operating expenses	4,861	(4,861)	B, C	-
Sales and marketing	718	(718)	B	-
Depreciation and amortization	258	(258)	D	-
Total operating expenses	$68,586	$(68,586)		$-

4A	To reclassify $32,586 of agent expense and $20,400 of personnel cost that meet the Company’s classification of cost of revenue.

4B	To reclassify $9,762 of personnel costs, $4,343 of other operating costs and $718 of sales and marketing expenses that meet the Company’s classification of selling, general and administrative expenses.

4C	To reclassify $518 of other operating expenses that meet the Company’s classification of professional fees.

4D	To reclassify the depreciation and amortization.

5. Transaction Adjustments

Transaction adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets and liabilities of Timios to a preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the acquisition as if the companies had been combined during the periods presented therein. The transaction adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

Balance Sheet Adjustments

5A	Reflects cash of $46.6 million paid on the Closing Date of the acquisition of which $6.6 millions was for cash on hand. This adjustment results in negative cash for the Company, however sufficient cash was on hand at the Closing Date without incurring any specific indebtedness.

5B	Reflects the transaction costs settled at the time of closing.

5C	Reflects the net pro forma adjustments to intangible assets and related amortization expense to reflect the estimated fair value of identifiable intangible assets, as follows (in thousands, except useful lives):

			Amortization Expense
Definite Lived Intangibles	Estimated Fair Value	Estimated Useful Life	Year Ended December 31, 2020
Brand and logo	$13,800	15	$920
Lender relationships	7,180	7	1,025
Licenses	1,000	15	67
Total	21,980		2,012

Less: Timios' historical definite-lived intangible assets and amortization expense	(392)		(129)

Plus: Definite-lived title plant at fair value	500		—
Less: Timios' historical indefinite-lived intangible assets	(128)		—
Pro forma adjustment to intangible assets and amortization expense	$21,960		$1,883

5D	Elimination of Timios’ historical goodwill.

5E	Reflects the recognition of goodwill arising from the acquisition which is calculated as the difference between the fair value of the consideration paid and preliminary values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed based upon the Company’s provisional purchase price allocation. The goodwill is primarily attributed to assembled workforce and is not expected to be deductible for income tax purposes.

5F	Reflects the adoption of ASC 842 by Timios effective December 31, 2020 to conform to the accounting policies of the Company. As noted in Note 1, the adoption primarily resulted in the recognition of operating lease right-of-use assets of $1.6 million and operating lease liabilities of $1.6 million on the pro forma condensed consolidated balance sheet as of December 31, 2020.

5G	Reflects the accrual of transaction and other acquisition related costs that had been incurred through the Closing Date but not recorded in the historical financial statements.

5H	The Timios acquisition is expected to result in carryover basis for tax attributes. Based on the preliminary purchase accounting for the Transaction, including the preliminary fair value adjustments for identifiable intangible assets acquired, the Company would record a net increase to deferred tax liabilities of $5.7 million, estimated using a combined federal and state statutory rate of 26%.

5I	Reflects the elimination of Timios’s additional paid in capital.

5J	Reflects the elimination of Timios’s residual stockholders’ equity.

5K	Reflects the impact on accumulated deficit for transaction and other acquisition related costs paid in Note 5A and accrued in Note 5G.

Statements of Operations Adjustments

5AA	Reflects the transaction and other acquisition related costs that had been incurred through the Closing Date but not recorded in the historical financial statements (refer to Note 5A and Note 5G above).

5BB	Reflects the amortization adjustment to reflect the revised fair value of the definite lived intangible assets recorded in the acquisition, refer to Note 5C above.

5CC	Reflects the depreciation expense adjustment to account for the fair value of the property and equipment as of January 1, 2020.

5DD	To record pro forma adjustments to reflect benefit from income tax at the blended rate of 26% (in thousands, except percentages):

Year Ended December 31, 2020
Total pro forma adjustments	$(2,244)
Blended statutory rate applicable to pro forma adjustments	26%
Pro forma adjustments to reflect benefit from income taxes	$583